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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  July 31, 1997

Unitech Industries, Inc.

Delaware                                     86-0844112

15035 North 75th Street, Scottsdale, Arizona 85260

Registrant's telephone number, including area code:  602-991-7626

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On May 23, 1996, the Company (as debtor-in-possession) sold to Ryan Construction Company of Minnesota, Inc. certain property in Scottsdale Airpark North, reserving a fractional interest in certain mineral rights. The purchase price was $1,972,538.80. The transaction had been approved by the bankruptcy court on May 7, 1996.

ITEM 3.  BANKRUPTCY OR RECEIVERSHIP.

         On December 13, 1996 the United States District Court for the District of Arizona entered an order confirming an Amended Joint Plan of Reorganization for the Company and Unitech Acquisition Corp. A copy of the Plan is attached hereto as Exhibit 7.1. That Exhibit also contains information as to the assets and liabilities of the Company as of a date as close as practicable to the date when the order confirming the Plan was entered, in the form in which such information was furnished to the court.

         Attached hereto as Exhibit 7.2 is a summarization of the material features of the Plan.

         Attached hereto as Exhibit 7.3 is information as to the number of shares of the Company issued and outstanding as of May 2, 1997, the number reserved at that date for future issuance in respect of claims and interests filed and allowed under the plan of reorganization, and the aggregate total of such numbers.
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ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

         By written consent dated March 24, 1997 the Company's Board of Directors resolved to retain Toback CPA's to audit the Company's balance sheet for its fiscal year ended October 31, 1995 and its financial statements for its fiscal year ended October 31, 1996. Because the Company was in bankruptcy proceedings throughout 1996, it had not previously had an independent certifying accountant for those fiscal years. It is anticipated that Toback CPA's will also be retained to audit the Company's financial statements for its fiscal year ending October 31, 1997.

ITEM 5.  OTHER EVENTS.

(a)  IBJ SCHRODER BORROWINGS

         The Company has a revolving credit facility with IBJ Schroder Bank & Trust Co. The facility commenced on December 31, 1996 and will terminate, if not renewed, on December 30, 1999. The Company may borrow and reborrow under the facility up to the lesser of (i) the "Maximum Revolving Amount" less outstanding letters of credit, or (ii) the "Formula Amount."

         The Maximum Revolving Amount is initially $5 million, and will increase to $7 million upon the submission to the bank of an audited consolidated balance sheet at October 31, 1995, audited consolidated financial statements for the fiscal year ended October 31, 1996, and reviewed quarterly financial information for each fiscal quarter during the fiscal year ended October 31, 1996. Toback CPA's has been retained by the Company to audit and certify or review such financial statements and information.

         The Formula Amount is the sum of (i) 85% of the eligible accounts receivable balances of Unitech Industries, Inc., plus (ii) 75% of eligible accounts receivable balances of Unitech Acquisition Corp., plus (iii) 50% of the eligible inventory balances of Unitech Industries, Inc., plus (iv) 30% of the eligible inventory balances of Unitech Acquisition Corp., minus (v) outstanding letters of credit, and minus (vi) a redemption reserve for the redemption of the Company's preferred stock.

         Borrowings under the facility bear interest at a formula rate, and are secured by substantially all the assets of Unitech Industries, Inc. and Unitech Acquisition Corp. There are a number of affirmative and negative covenants in the loan agreements.

         The initial borrowing under the facility was disbursed to Merrill Lynch ($1,700,000), Imperial Bank ($1,100,000) and IBJ Schroder Bank & Trust Co. (fees of $90,000). The outstanding


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loan balance on April 30, 1997 was approximately $2,665,000. The applicable interest rate on April 30, 1997 was 10.25%.

(b) MERRILL LYNCH AND IMPERIAL BANK SETTLEMENTS.

        Under the Amended Joint Plan of Reorganization dated as of November 11, 1996, confirmed December 13, 1996, Merrill Lynch held an allowed first priority secured claim for approximately $4,600,000. Pursuant to the Plan, Merrill Lynch was to receive $2 million in cash, a $2 million secured promissory note, a $500,000 secured promissory note, and additional payments in cash sufficient to pay all of the claim.

        In lieu of this arrangement and in full satisfaction of the Merrill Lynch claim, the Company paid Merrill Lynch $4 million in cash and issued to Merrill Lynch 430,000 shares of the Company's Series A Preferred Stock. On July 31, 1997, the Company redeemed 78,457 shares of Preferred Stock.

        Imperial Bank held an allowed claim of approximately $3,700,000. Pursuant to the Plan, Imperial Bank was to be paid $1 million cash and was to receive a $1,500,000 secured promissory note and 800,000 shares of Series A Preferred Stock.

In lieu of this arrangement, Imperial Bank accepted $2,500,000 in cash in full satisfaction of its claim.

(c) In accordance with the terms of the plan of reorganization attached hereto as Exhibit 7.1, the Company redeemed 333,334 shares of Series A Preferred Stock on July 31, 1997. Shares were redeemed at the mandatory redemption price of $1.50 per share, resulting in a total redemption of $500,000.

(d) CHANGE IN STATE OF INCORPORATION.

        On December 16, 1997 the Company's state of incorporation was changed from California to Delaware. This was done by merging Unitech Industries, Inc., a California corporation, into the newly-formed Unitech Industries, Inc., a Delaware corporation.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

        Attached hereto as Exhibit 7.1 is a copy of the plan of reorganization of the Company referred to above in Item 3, as confirmed by the court. Exhibit
7.1 also contains information as to the assets and liabilities of the Company as of a date as close as practicable to the date when the order confirming the plan of reorganization was entered, in the form in which such information was furnished to the court.

        Attached hereto as Exhibit 7.2 is a summarization of the material features of the plan of reorganization.

        Attached hereto as Exhibit 7.3 is information as to the number of shares of the Company issued and outstanding as of May 2, 1997, the number reserved at that date for future issuance in respect of claims and interests filed and allowed

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under the plan of reorganization, and the aggregate total of such numbers.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        UNITECH INDUSTRIES, INC.

                                        By  /s/ Tammy M. Heppard
                                            -------------------------------
                                            Chief Financial Officer

                                            August 7, 1997





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